Exhibit 4.24

THE SYMBOL “[****]” DENOTES PLACES WHERE CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THE EXHIBIT BECAUSE IT IS BOTH (i) NOT MATERIAL, AND (ii) WOULD LIKELY CAUSE COMPETITIVE HARM TO THE COMPANY IF PUBLICLY DISCLOSED

FIRST AMENDMENT TO AMENDED AND RESTATED LICENSE AGREEMENT

THIS FIRST AMENDMENT TO AMENDED AND RESTATED LICENSE AGREEMENT (this “Amendment”) is entered into effective as of the __ day of ____ 2013, by and between Tel Hashomer – Medical Research, Infrastructure and Services Ltd. (“THM”), Ramot at Tel Aviv University Ltd. (“Ramot”) and cCAM Biotherapeutics Ltd. (the “Company”).

RECITALS:

WHEREAS, on April 16, 2012, the Parties entered into that certain Amended and Restated License Agreement (the “Agreement”);

WHEREAS, the Parties wish to amend certain terms of the Agreement;

NOW, THEREFORE, the Parties hereby agree as follows:

1.	Definitions; Effectiveness of Amendment

1.1. Capitalized terms used herein and not otherwise defined shall have the respective meaning ascribed to them in the Agreement.

1.2. Other than as specifically amended hereby, the provisions of the Agreement shall remain in full force and effect. In the event of contradiction between any provision of the Agreement and an amendment thereto as set forth herein, such amendment shall prevail.

2.	Consideration

2.1. A new sub-section 5.1.1.4 shall be added as follows:

“The Company shall be entitled to offset the Milestone Payments actually paid to the Licensors pursuant to sub-section 5.1.1.3 against any amounts that the Company is required to pay to Licensors pursuant to sub-section 5.1.1.2.1 on account of Sublicense Fees that are paid to the Company for achievement of the same milestone for the same Biopharmaceutical Product.”.

2.2. The following paragraph shall be added at the bottom of Section 5.1.4:

“In the event that upon the closing of an Exit, the Company is engaged in a program for the research and development of an additional antibody, which is not a Product (a “Program”), then, the percentage of the Exit Consideration specified in sub-sections 5.1.4(a)-(c) shall be reduced by [****]% in connection with the first Program and by additional [****]% for each additional Program, provided however that in any event the portion of the Exit Consideration specified in sub-sections 5.1.4(a)-(c) shall not be less than [****]%.

2.3. Section 10.5 of the Agreement shall be amended such that the word “country” at the beginning of the fourth sentence from the bottom shall be replaced with the words: “such patent application and/or patent”.

3. Counterparts. This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have executed this First Amendment to the Amended and Restated License Agreement as of the date first above written.

CCAM BIOTHERAPEUTICS LTD.
By: _________________
(Name & Title of Signatory)

TEL HASHOMER – MEDICAL RESEARCH, INFRASTRACTURE AND SERVICES LTD.	RAMOT AT TEL AVIV UNIVERSITY LTD.

By: _________________	By: _________________
(Name & Title of Signatory)	(Name & Title of Signatory)

Confirmation:

I, the undersigned, Dr. Gal Markel, hereby declare and confirm that I read and understood the foregoing, I agree to the provisions of this Amendment, and I undertake to comply with all the conditions, provisions, instructions and stipulations of the Amendment.

Dr. Gal Markel

I, the undersigned, Dr. Jacob Schachter, hereby declare and confirm that I read and understood the foregoing, I agree to the provisions of this Amendment, and I undertake to comply with all the conditions, provisions, instructions and stipulations of the Amendment.

Dr. Jacob Schachter